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ARP - Q3 2014 Atlas Energy LP & Atlas Resource Partners LP Earnings Call

EVENT DATE/TIME: NOVEMBER 11, 2014 / 02:00PM GMT

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NOVEMBER 11, 2014 / 02:00PM GMT, ARP - Q3 2014 Atlas Energy LP & Atlas Resource Partners LP Earnings Call

CORPORATE PARTICIPANTS
 Brian Begley Atlas Resource Partners LP - VP of IR
 Ed Cohen Atlas Resource Partners LP - CEO
 Matt Jones Atlas Resource Partners LP - President
 Sean McGrath Atlas Resource Partners LP - CFO

CONFERENCE CALL PARTICIPANTS
 Lee Cooperman Omega Advisors - Analyst
 Abhi Sinha Wunderlich Securities - Analyst
 Kevin Smith MKM Partners - Analyst
 Unidentified ParticipantAnalyst
 Sean Sneeden Oppenheimer & Co. - Analyst
 Craig Shere Tuohy Brothers - Analyst
 Wayne Cooperman Cobalt Capital Management, Inc. - Analyst
 Lynn Sheen Height - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen. Welcome to the Q3 2014 Atlas Energy LP and Atlas Resource Partners conference call.

(Operator Instructions)

As a reminder, today's conference is being recorded. I would now like to turn the conference over to Mr. Brian Begley, Vice President of Investor Relations. Sir, you may begin.

 Brian Begley - Atlas Resource Partners LP - VP of IR

 Thanks, and good morning, everyone. I appreciate everyone for joining us for today's call to discuss Atlas Energy's third-quarter earnings update.

As we begin, I would like to remind everyone that during this call we'll make certain forward-looking statements and in this context forward-looking statements often address the risks and uncertainties of our business. Forward-looking statements by their nature address matters that are uncertain and are subject to certain risks and uncertainties which can cause actual results to differ materially from those projected in the forward-looking statements. More information on forward-looking statements is available in our investor presentations.

I'd also like to inform everyone that on October 13, 2014, it was announced that Atlas Energy and Atlas Pipeline Partners are expected to be acquired by Targa Resources Corp. and Targa Resources Partners, respectively, with an anticipated closing date in the first quarter of 2015, subject to regulatory approvals and Atlas Energy unitholder, Targa Resources Corp. shareholders and Atlas Pipeline Partners unitholder votes. Targa Resources Corp. and Targa Resources partners will each file a Form S-4 registration statement with the SEC that includes the proxy statement and prospectus regarding the transaction. You are urged to read the proxy statements and prospectuses and other documents related to the transaction when they become available because they will contain important information about the transaction.

In addition, Atlas Energy, Atlas Pipeline Partners, Targa Resources Corp. and Targa Resources partners and their respective directors and officers may be deemed to be participating in a solicitation of proxies in favor of the proposed merger. You can find information about each Company's directors and executive officers in each Company's proxy statement filed on the annual report Form 10-K with the SEC.

You may obtain a copy of these documents when they become available through the SEC's website, Atlas Energy, Atlas Pipeline Partners, Targa Resources Corp., and Targa Resources Partners' websites or by requesting a copy from any of the Companies' Investor Relations departments. For more information on how to request these documents as available -- if -- more information is available on how to request these documents in the Atlas Energy investor presentation at atlasenergy.com in the Investor Relations section of the website under the presentations link. Also please note that due to the pending transactions on this call, Atlas Energy Management will not be answering any questions pertaining specifically to the acquisitions themselves. Accordingly please refrain from asking any questions about proposed acquisitions, again, specifically during the Q&A portion of the earnings call.

With that, I'd like to turn the call over to our CEO, Ed Cohen, for his remarks this morning.

 Ed Cohen - Atlas Resource Partners LP - CEO

 Thanks, Brian, and hello, everyone. As Brian indicated, after the close of the third quarter on which we're reporting today, Atlas Energy, ATLS and Atlas Pipeline, APL agreed to be acquired by the Targa Companies. This transaction, which has already been cleared under the Hart-Scott-Rodino Act, is expected to close during the first quarter of 2015. Now to be sure, Targa's GP will acquire ATLS itself, but immediately prior to the acquisition of ATLS, all non-APL assets of ATLS will be spun off to a new entity and that's going to be called Atlas Energy Group.

Accordingly, this quarterly call may seem anti-climactic. Reporting fine third-quarter results for a Company being acquired, ATLS, and for its subsidiary, Atlas Resource Partners LP, ARP. Yet this call also offers, I think, an exciting opportunity to look at the new Atlas Energy Group, which you'll find to be a solid company with substantial assets, considerable cash flow and great promise of rapid profitable growth.

Since the price being paid by Targa for the old ATLS alone represents the vast majority of the present unit price of ATLS, I'm afraid that [Mr. Market] is giving slight, if any, value to the new Atlas Energy Group which will be spun off to unitholders immediately prior to the Targa acquisition. This is, in my opinion, a big mistake. Simply put, the new Atlas Energy Group will generate cash distributions of at least $1.25 per unit during 2015, payments that will be fully covered from cash to be received in 2015 by the new Atlas Energy Group.

Now much of this money will come from the Group's ownership of common and general partner interests in ARP. And ARP today is reaffirming expected cash distributions for the full year 2015 of at least $2.40 per unit and that's with a distribution coverage of approximately 1.1 times. We also expect substantial future contributions from the assets and business of the new development E&P company which I will discuss shortly. We also anticipate contributions from ATLS 's directly owned production and from its holdings in Arc Logistics Partners, ARCX on the New York Stock Exchange.

Over a longer period, the new Atlas Energy Group should benefit from additional new businesses that can be spawned through the syndication channels that have delivered in recent years to the Atlas Companies and its affiliates tens of thousands of investors and many hundreds of millions of dollars in profitable funding.

These new businesses should generate yet further fresh IDRs, incentive distribution rights, and Management fees for the new Atlas Energy Group. I have to recognize that disregard of cash flow does not alone fully explain the markets undervaluing of the spinoff portion of ATLS. In my opinion, ARP's market acceptance and ATLS' unit price have suffered from the perceived lack of assets that can be dropped down -- quote, drop down, end quote, -- from its general partner, a practice that buoyed the market acceptance and unit price of MLP subsidiaries of major energy companies. As you would expect, we are working imaginatively, we hope, to eliminate this shortcoming. As the great ancient Roman entrepreneur Crassus, a colleague of Julius Caesar -- Crassus used to say, in Latin, verbum sat sapienti which translates roughly to, stay tuned, or literally, a word to the wise is sufficient.

Now for ARP itself and for the new development subsidiary of ATLS, probably the most exciting development during the third quarter was their entry into an agreement to acquire substantial acreage and production in the Eagle Ford formation in South Texas which presently is, with the Bakken and the Permian, one of the three most exciting plays in North America. This deal closed last week, as a matter of fact. The new development subsidiary acquired for a price of approximately $115 million, all equity, 6,271 acres in the Eagle Ford containing 8 locations already drilled and an additional 53 undeveloped locations.

For $225 million ARP acquired 22 producing wells and 19 undeveloped locations containing estimated net reserves of approximately 12 million barrels of oil equivalent. For ARP this acquisition reflects a further diversification of assets. ARP already owns substantial natural gas assets, as you know acquired at or near the nadir of natural gas pricing. I think I've made it clear in the past that we tend to be countercyclical.

ARP is now benefiting from the recent and from the earlier increases in natural gas prices which have made its earlier good acquisitions even more beneficial. Now as you would expect ARP is moving to take advantage of the decline in oil prices. Although this Eagle Ford production will decline more rapidly than other place in the ARP portfolio, the Company's prior predominate investment and shallow decline, long-lived assets will be balanced nicely by this diversification.

As for operations during the third quarter, they showed continuing progress. Daily production at ARP reached a record of approximately 286.1 million cubic feet equivalent per day net to ARP, a 10% increase over the second quarter. Adjusted EBITDA, including revenue attributable to the most recent acquisition, increased to $107.4 million, about a 77% increase from the prior year. Distributable cash flow, similarly calculated, increased to $62.7 million for the third quarter 2014, an approximate 66% increase from the prior year. ARP paid monthly cast distributions totaling approximately $0.59 per limited-partner unit for the third quarter 2014, about a 5% increase over the prior year third-quarter distribution. So once again we seem to be in takeoff position. Hopefully our present unitholders and new investors of insight will come along also for this fresh assent.

But our owners are not our soul constituency. ATLS employees have, of course, made all this success possible and I want to thank them for their contributions. Their welfare, you can be sure, is not being ignored in these corporate transactions. All APL employees have been promised continued employment by Targa, whose CEO has emphasized directly to them that the Targa Atlas transaction is not premised on synergies to be achieved through staff reduction. To the contrary, both companies are growing at amazingly rapid paces and both companies, separately and together, will need all hands presently employed and more.

Now one of those great continuing employees is Matt Jones, President of Atlas Resource Partners, who will now report to you on our continuing drilling and operational success. Matt?

 Matt Jones - Atlas Resource Partners LP - President

 Thank you very much, Ed.

ARP's third-quarter results again highlight the long-lasting low decline and geographically diverse nature of our producing properties. Our third quarter volumes grew 28% compared to the third quarter of 2013 and 10% sequentially compared to the second quarter of this year. The increases resulted primarily from the acquisition of low decline properties including, in northern Colorado, our Rangely Field asset and of low decline CBM properties in Appalachia. Inclusive of our recent Eagle Ford operation, our production mix was roughly 77% natural gas, 15% crude oil and 8% natural gas liquids and we expect a similar mix in the fourth quarter and through 2015 based on current estimates.

Counter to the negative volatility in crude oil prices, we've been pleased to see the recent upward momentum in natural gas prices and improved gas differentials in a number of our key markets. Our results also reflect increased cash fees generated from the deployment of capital raised through our tax-advantaged direct investment drilling programs raising capital in this form as we and our predecessor companies have done for decades. And, by the way, through the course of many commodity cycles reduces the capital intensity of our organic growth, enhances our rates of return and increases monthly recurring fees that we generate adding to the stability and magnitude of our cash flow.

Said a little bit differently, not only do cash fees add to ARP's total cash generation, but also serve to mitigate the impact of movements in commodity prices. We've often emphasized the various ways that we reduce our exposure to changes in commodity prices and the recent volatility in crude oil prices eliminates the benefits of our approach. In addition to the fee-based cash flows that ARP generates, our Company's extensive hedge portfolio further adds to downside protection. Sean McGrath, our CFO, will summarize our hedge positions in a moment.

ARP today benefits from a geographically diverse asset base with concentrated positions in a number of mature basins including the Fort Worth Basin, the Raton Basin, the Appalachia Basin, the Mid-Continent and now South Texas with the addition of the Eagle Ford asset. Our third quarter entry into the Eagle Ford shale added 22 producing wells and 19 undeveloped drilling locations with estimated net reserves of 12 million barrels of oil equivalent to our Company's asset base.

The assets are located on roughly 3,800 contiguous acres in Atascosa County in South Texas, where the previous owner had proved up the acreage with significant drilling success. We also gain significant confidence in the quality of the position because of the success of offset wells drilled by EOG and Marathon, who flank significant portions of the perimeter of our acreage. We'll have more to report on this exciting development in the coming months.

With respect to drilling activity in the third quarter, I'm pleased to report that we continue to achieve solid results from our Marble Falls development program. Our Marble Falls teams have worked diligently to incorporate 3-D seismic and well log data into site selection and drilling and completion efforts to maximize the development opportunity. It's clear the efforts have paid off.

Following record oil production from our Marble Falls assets last quarter, we connected a total of 20 wells during the third quarter with 30- and 60-day normalized IP rates for oil production, so on average continue to meter or to exceed type curve expectation. Nearly the entirety of the third quarter wells are scheduled for inclusion in our present partnership drilling program. We're currently on schedule to turn in line more than 20 wells in the Marble Falls again in the fourth quarter, also scheduled for inclusion in our present partnership drilling program. Initial results so far for wells connected in the fourth quarter indicate continued positive results.

As most on our call this morning recognize, there are a variety of factors that impact our expectations for returns from our drilling operations and we evaluate those regularly. One of the key factors is the level of prevailing commodity prices. It's worth noting that even with currently depressed forward pricing on the oil curve, we believe we can generate 20% to 30%-plus IRRs from our Marble Falls wells. This is without giving consideration to the potential positive impact of likely downward pressure on service cost if current pricing conditions prevail for an extended period.

Moving to the Mississippi Lime, five wells were connected in the third quarter. Four of the five wells now have at least 30 days of normalized production history. We are pleased to report the wells are producing on average at or above type curve expectation. The fifth well was initially produced, a considerable amount of water but well pressure is now coming down indicating that we are likely getting near initial oil production. The well offsets a number of our highest producing oil wells, so we're excited to see the results from here forward. Of the five wells connected in the third quarter, three are scheduled for inclusion in our present partnership drilling program and two are direct Company wells.

In the fourth quarter we're scheduled to connect six wells with five designated for our present drilling program and one ARP direct well. Again, one of the key factors among those that we regularly evaluate in our drilling programs is the prevailing level of commodity prices. Based on current forward strip pricing, we expect to generate returns in the 20% to 25% range in our Miss Lime program. Again, this assumes no benefit from likely downward pressure on service costs.

To better serve our current and future needs in the Marble Falls and Miss Lime, we and our midstream service providers undertook projects to build out and expand certain sections of our gas gathering and water disposal systems and expand and update processing capacity. While the projects will provide significant intermediate and long-term benefits to ARP, we had to periodically shut-in sections of our fields during September and October.

Separately in the Marble Falls and Miss Lime, we and our midstream service providers contended with a series of severe electrical storms in the latter half of the third quarter and extending into the fourth quarter. Damage to some equipment and ESP failures caused periodic production shut-ins. With much of the infrastructure work now behind us, and with the recovery from the storms well underway, we expect to see a production recovery through the remainder of the quarter as we return [product] to production the existing wells and from the initial production of newly drilled wells.

Continuing with our current drilling activity in the Utica Shale in Ohio, we initiated drilling of four wells on our Columbiana County property where we have roughly 1,100 contiguous acres with developed infrastructure and takeaway capacity. The four wells are located on a single pad site and will benefit from average lateral lengths of 6,600 feet. We'll connect the wells to our established infrastructure. The wells are designated for inclusion in our present drilling partnership program. Also Total will again participate as a non-op partner in the wells as they did with our initial wells in Columbiana County.

Outside of our current focus areas of drilling activity, ARP holds a diversity of drilling locations in the Barnett Shale, the Raton, the Appalachia Basin, the Black Warrior Basin in northern Colorado, and now the Eagle Ford shale. Many of the locations are held by production, allowing us to pursue development only when appropriate economic factors prevail. Many are located on existing pad sites with developed and ample takeaway capacity enhancing efficiencies. Many offset or are located near high-performing wells.

For example, ARP holds as many as 10 to 15 drilling locations in Lycoming County, Pennsylvania, that offset or are in close proximity to our outstanding wells and infrastructure in the region. In Lycoming County, we drilled, completed and connected eight wells about 14 months ago that have produced more than 19 Bcf natural gas and continue to collectively produce more than 27 million cubic feet a day.

Also in Appalachia we drilled two vertical infield oil perspective locations to the Clinton formation on our existing acreage in Mahoning County, Ohio. These infield wells exceeded expectation without impacting production of oil from offset locations. This is a promising result; we will continue to evaluate additional opportunities. We also hold attractive recompletion opportunities in various areas and next year we intend to take advantage of 25 or so on our Raton CBM position. We expect the investment to provide very substantial returns potentially approaching 100%.

Thanks for listening. That's it for me, and I will turn the call over to Sean McGrath, our CFO.

 Sean McGrath - Atlas Resource Partners LP - CFO

 Thanks, Matt. Regarding our third-quarter financial results for ARP, we generated adjusted EBITDA of over $107 million and distributable cash flow of almost $63 million or $0.72 per unit. These amounts are pro forma for a full quarter of gross margin as well as interest expense, preferred dividends and maintenance CapEx associated with our acquisition of the Eagle Ford assets which closed on November 5 and had an effective date of July 1. We distributed approximately $0.59 for the period which translates into a coverage ratio of approximately 1.2 times for the third quarter or over 1 times excluding the effect of the recent acquisition.

Production margin for the third quarter was $75.5 million, which represented a 21% increase compared with the sequential quarter and an almost 50% increase from the prior-year third quarter. The approximate $13 million increase from the second quarter consisted of $15 million of margin contributed by the Rangely assets from their June 30 acquisition date, partially offset by $3 million unfavorable net impact due to lower commodity prices, particularly natural gas, which occurred prior to the recent increases in gas prices.

Production volumes were approximately 286 million cubic feet of equivalents per day for the third quarter, compared to the sequential quarter production volume of approximately 261 million per day, which is principally due to the Rangely production and a full quarter of the GeoMet volume which was acquired in May.

With regard to commodity prices, realized natural gas prices, including hedges, were $3.55 prime cf for the third quarter, $0.23 lower than the second quarter, as Henry Hub first of month prices of $4.06 were $0.61 lower compared with the second quarter, a 13% decrease between periods which were partially mitigated by hedges protecting approximately 75% of third-quarter production.

With regard to liquids, realized oil prices were relatively consistent at approximately $90 per barrel for the second and third quarters as WTI prices averaged $97 per barrel for the third quarter while approximately 80% of our production was hedged. Realized NGL prices of $0.70 per gallon net of transportation and fractionation expenses for the third quarter were $0.11 or approximately 17% higher than the second quarter as our hedge positions mitigated lower spot prices.

In addition the Rangely NGL production which is principally higher-priced butane and pentane volumes, caused our realized NGL prices to rise by approximately $0.04 between the periods. Regarding our partnership management segment, margin for the quarter was over $18 million or approximately $8 million higher than the sequential quarter due entirely to higher amounts of capital deployed for the current-year program.

Moving on to general and administrative expense, net cash G&A was $9.5 million for the period, which was approximately $1 million lower than the second quarter due to moderation of syndication costs associated with our partnership programs. Total capital expenditures were approximately $56 million, for the third quarter including approximately $22.5 million associate with maintenance capital, compared with approximately $55 million of total CapEx, including approximately $13 million of maintenance CapEx for the sequential quarter. The third quarter amount included approximately $40 million for direct well drilling investments in our partnership programs with the remainder associated with leased acreage, gathering and disposal cost and other items.

Maintenance capital expenditures for the third quarter included approximately $9.3 million associated with the production margin from the Eagle Ford assets that was recognized for the period. Going forward we expect to recognize maintenance CapEx for the Eagle Ford assets based upon a percentage of its margin that is consistent with the production decline. For the fourth quarter 2014, we expect maintenance capital expenditures to be approximately $20 million in the aggregate. With regard to risk management activities, we continue to execute our strategy of methodically, yet opportunistically, mitigating downside potential commodity volatility for both our legacy and acquired production.

Overall we have hedge positions covering approximately 173 billion cubic feet of natural gas production at an average contract floor price of approximately $4.30 per Mcf, for periods through 2018 and over 5 million barrels of oil at an average contract floor price of approximately $9 per barrel for periods through 2018. I'd like to point out that ARP's initial financial outlook for 2015 which was announced last week and provided guidance of at least $2.40 cash distributions with coverages of approximately 1.1 times was based on [forward] commodity prices as of October 13 and hedge positions that covered approximately 70% of ARP's forecast natural gas and crude oil volumes.

Forward crude prices for 2015 have moved lower by over $5 per barrel from October 13. Natural gas prices have increased approximately $0.10 over that same period, to significant mitigate the crude price movement. As such, we do not believe that recent commodity price movements through today will have impact on our guidance. Please see the tables within our Press Release for more information about our hedges.

Moving on to ARP's liquidity position and leverage. At the end of September, our pro forma for the Eagle Ford acquisition and related financing transactions we had approximately $214 million of total liquidity, principally through its $900 million borrowing credit facility and a pro forma leverage ratio of approximately 3.5 times. With regard to Atlas Energy LP, we generate distributable cash flow of approximately $28 million and distributed $0.52 per unit for the period, representing a coverage ratio of almost 1.05 times for the quarter and 1 times on an LPN basis. This distribution represents a 6% increase from the sequential quarter and a 13% increase from the prior-year third quarter.

ATLS Bcf for the period was $2.3 million higher than the second quarter of 2014 as it recognized $1.5 million of additional cash distributions from APL and ARP combined, principally due to additional IDR payments. As APL increased its quarterly per unit distribution $0.01 to $0.64 and ARP's third quarter reflected a full period of its $0.59 run-rate distribution to limited partners. In addition, ATLS recognized approximately $1 million less cash unit expense during the third quarter compared with the sequential quarter due to higher annual shareholder and compliance costs during the first half of the year. Finally I would like to quickly mention ATLS has a strong stand-alone balance sheet which is an undrawn $50 million credit facility and leverage of approximately 2 times.

With that I thank you for your time and I will turn the call over to our CEO, Ed Cohen.

 Ed Cohen - Atlas Resource Partners LP - CEO

 And I will return the call to the operator. Operator, we're ready for questions.
 QUESTION AND ANSWER

Operator

 (Operator Instructions)

Lee Cooperman, Omega Advisors

Lee Cooperman - Omega Advisors - Analyst

 Sure, thank you very much, I appreciate the call. I guess what I'm trying to figure out with ARP stock yielding around 15%, it's not practical to grow the business through equity issuance. I'm curious what different approaches you plan on taking that would enable us to visualize growth in the Company's size and growth in the distribution and to do it in a productive manner where we are not diluted. Because I think the market must be looking at this distribution as a liquidating distribution and getting you 15% in seven years, you've got nothing left, which I don't think is your game plan. I'm curious as to the different things you might be able to do to give the market some perception of growth here?

Ed Cohen - Atlas Resource Partners LP - CEO

 Thanks, Lee. Well, of course, I think our latest acquisition demonstrated how we can actually grow, we expect profitably, without issuing additional equity at these ridiculously low prices, although one should note that the entire sector wrongly, in my opinion, is trading at yields that are in double digits. That part is really foolish, but you all know more about the market than I do.

But I do know that with imagination, as we've demonstrated, one can do deals even where common wisdom would say you can't do great deals. And I think our countercyclical approach has proven to be very useful in the past and we're just watching as the panic in the oil patch increases. We're in a position now to diversify nicely.

Our fundraising, as I've discussed on previous calls, has really been at low levels following the sale to Chevron, but it has been increasing sharply in the few years of the post-Chevron era and I think people will be very pleased with the results that we get now and that really gives us a unique advantage and as that sector has exploded in its capacity to raise many, many -- in fact, in the hundreds of billions of dollars per year, I think that's a tremendous asset to us.

And finally we do need a cure for this perceived absence of assets to drop down and as I've indicated we're trying imaginatively to work on that. We have a few other applications and expectations and I think you will be hearing about them once we realize it. So we're aware of the problem. We clearly agree with you, Lee, that the present price situation is ridiculous but a cure will be found.

 Lee Cooperman - Omega Advisors - Analyst

 Thank you. And, by the way, I should say -- congratulate you on your other transactions.

 Ed Cohen - Atlas Resource Partners LP - CEO

 Thank you so much.

Operator

 Abhi Sinha, Wunderlich Securities.

 Abhi Sinha - Wunderlich Securities - Analyst

 Hi, good morning, everybody. Just one quick question for me regarding the maintenance CapEx. I'm trying to understand is there any cyclicality to it because if I tried to analyze the third-quarter number I should be getting somewhere in the $80 million, $88 million for 2015. So why are we getting sub $70 million -- low $70 million in 2015 from maintenance CapEx?

 Sean McGrath - Atlas Resource Partners LP - CFO

 What we're doing with maintenance capital on the Eagle Ford acquisition, we're going to book the percentage of the margin as maintenance capital, so that will mirror its decline. So as that production on PTD declines that maintenance capital will be lower so we are recognizing a higher amount now during those periods as we grow and drill more wells or we don't have that flush and then it goes down during certain periods, we will book more or less maintenance capital. So what's in the Form 10 reflects kind of a full normal run rate for the margin that we're expecting from the Eagle Ford assets.

 Abhi Sinha - Wunderlich Securities - Analyst

 Sure, thank you, that's all I have.

 Sean McGrath - Atlas Resource Partners LP - CFO

 Sure.

Operator

 Kevin Smith, Raymond James.

Kevin Smith - MKM Partners - Analyst

 Hi, and morning, gentlemen.

 Ed Cohen - Atlas Resource Partners LP - CEO

 Hi, Kevin.

 Kevin Smith - MKM Partners - Analyst

 Would you please talk about the change in the mixture of your production in the Marble Falls area? I noticed oil and NGL volumes increasing but gas volumes decreasing. Is that a factor of liquid tripping or just maybe a difference in what you are drilling?

 Ed Cohen - Atlas Resource Partners LP - CEO

 Our focus over the last year or so has being on bringing forward oil production for obvious reasons and among the obvious reasons is that margins associated with oil production have been quite high. So our effort geologically and from an engineering point of view in site selection has been to focus on those areas and those wells that we thought could bring forward oil production in a meaningful way.

So what you are seeing in the aggregate numbers that we are generating for Marble Falls production is a reflection of that and is to say oil production has been increasing at a rapid rate, a relatively rapid rate, because of that focus, wet gas and liquids production, while they've been pretty decent, relatively flat to increasing perhaps, have been changing at a different rate and in a different direction compared to oil production. We do have some wells coming on here that have just come on in the third quarter and actually here in the fourth quarter that are high, wet gas producers and that will change at least the next year in the very near term of wet gas production. We do have some flexibility of focusing on various zones that we think can be productive. We now have a better sense of the various differences among the zones that we complete. Those zones that can be productive from an oil point of view and those zones that are more productive from a wet gas point of view.

 Kevin Smith - MKM Partners - Analyst

 Okay, that's very helpful. And then lastly for me, and I apologize if I missed this in your prepared remarks, but do you have any updates on the timing of your Lycoming joint program? I believe you had three wells you were targeting spudding sometime between now and year-end?

 Ed Cohen - Atlas Resource Partners LP - CEO

 Yes, we brought three wells on production in Columbiana County and the Utica a couple of months ago. Initially the production rates were somewhat lower than we had anticipated. What's happened now -- and I know that you have seen this, we see it in our areas of drilling, other companies see this in various ways. With our Columbiana County wells we initially had lower production than we had anticipated but relative to the type curve the decline in production has recently abated relative to the decline curve. So from an EUR perspective, we're hopeful that we'll end up in a similar place than what we had forecast originally for those wells.

It's also worth noting that with respect to gas markets in Ohio, we're priced off the Tennessee zone for [200] and prices have recovered quite nicely here very recently with that pricing area. And so to have more gas this winter than potentially we had originally forecasted because of the nature of the production that we're generating in Ohio is probably not necessarily a bad thing. In fact, it's likely to be a good thing.

 Kevin Smith - MKM Partners - Analyst

 Okay, thanks. But are you still planning on drilling several Marcellus wells in Lycoming that were operational in Q1?

 Ed Cohen - Atlas Resource Partners LP - CEO

 The Marcellus wells that we have prepared to drill several wells that offset our very good production in Lycoming County, the Marcellus wells in Lycoming County, we are either going to drill those later this year or early in the first quarter or we'll delay drilling those and drill them later next year based on a variety of factors, but those are going to be very good locations. We expect great production from those wells. It's just a matter of matching up drilling programs with capital that we raise in our direct investment programs appropriately.

 Kevin Smith - MKM Partners - Analyst

 Okay. Thank you. That's all I have.

Operator

 Jeremy Thomas, JPMorgan.

 Unidentified Participant Analyst

 Good morning, guys, it's actually (inaudible) filling in for Jeremy. Just a quick question on Mississippi Lime. Do you have an update on the 3-D seismic shoot that you guys are planning on the acreage and has there been any increase in inventory as a result of that?

 Ed Cohen - Atlas Resource Partners LP - CEO

 I appreciate the question. We expect our 3-D seismic shoot to be available and interpreted by the middle of next year, maybe as early as May of next year, which we think will be quite helpful for us and better analyzing the various elements of our acreage in the Mississippi Lime. One of the elements that we are analyzing, of course, is the opportunity to drill stacked laterals, the opportunity potentially to bring forward production from the Woodford Shale.

I think it's worth noting that I think we've mentioned on past calls that some in our industry have drilled to the Woodford in relatively close proximity to our acreage in the Mississippi Lime, most recently the well drilling has gotten even closer to our eastern flank of our property. So the 3-D seismic is forthcoming. Early, middle part of next year. It's going to help us better evaluate stack pay opportunity. It will help us evaluate Woodford opportunity.

And then, by the way, we've added some acreage in a very strategic and targeted way to fill in locations on our contiguous position in areas that we think are going to produce good results for us.

 Unidentified Participant Analyst

 Great, very helpful. Thanks, guys.

 Ed Cohen - Atlas Resource Partners LP - CEO

 Thank you.

Operator

 Sean Sneeden, Oppenheimer & Co.

 Sean Sneeden - Oppenheimer & Co. - Analyst

 Hi, thank you for taking the question. I appreciate the commentary in the release and your prepared remarks on 2015 in terms of CapEx. Maybe to start off, Sean, is it fair to assume that you are anticipating under that current plan a smaller funding gap next year versus this year?

 Sean McGrath - Atlas Resource Partners LP - CFO

 Correct, yes. I think when we look at our financial needs on the Form 10, we do not presume any equity or any high-yield issuances at least for the purposes of that presentation in the Form 10. Obviously we'll manage our business effectively, but I think when we look at our liquidity needs, I think it remains relatively consistent with the position we are in now, improved somewhat slightly, taking a look at the [department base] and different factors like that.

 Sean Sneeden - Oppenheimer & Co. - Analyst

 Okay, that makes sense. And then would it be fair to say that you are anticipating keeping leverage kind of around that pro forma 3.5 times or less as you think about next year?

 Sean McGrath - Atlas Resource Partners LP - CFO

 Yes, I would say that's where I think we're, at least targeting in the purposes of this forecast that we put out there. Just to be clear, for the purposes of this presentation within the Form 10, it's not really standard to assume any Capital Market activity, so we did not in the presentation of that format, but obviously it would be opportunistic to continue to look to lower our leverage with the business.

 Sean Sneeden - Oppenheimer & Co. - Analyst

 Right. That makes sense. I guess maybe for Ed to follow up on one of the previous questions here, but I think you had alluded to it earlier, but can you talk a little bit more about the A&D market and the opportunities you are now seeing perhaps from the oilier side of properties? Is there an increased deal flow at this point or is it still too early to tell?

 Ed Cohen - Atlas Resource Partners LP - CEO

 It's too early to actually see deals, we think, but if you keep your ear to the ground, which we try to do, there is a lot of noise which suggests that people are -- some people are appealing apprehensive about cash flow, those who are not as well-hedged as we've been. Those who were caught in various development situations where they may be short of cash and so forth. So I think that the dam is about to burst and if we have another few weeks of what we've been having, bad as it is for the industry, it may be very good for us.

 Sean Sneeden - Oppenheimer & Co. - Analyst

 Great. I guess in terms of as you are contemplating trying to provide a little bit more clarity on dropdowns and all that, just kind of given where the Company is, would you guys ever consider forming more of a strategic partnership like a legacy and WPX type of structure? Is that something that you guys would consider?

 Ed Cohen - Atlas Resource Partners LP - CEO

 Yes, obviously the things that are tried and true, we don't rule out, but we also have some things in mind which probably would be unique to us.

Sean Sneeden - Oppenheimer & Co. - Analyst

 Okay. Fair enough. Thank you very much.

 Ed Cohen - Atlas Resource Partners LP - CEO

 Thank you so much, Sean.

Operator

 Craig Shere, Tuohy Brothers.

Craig Shere - Tuohy Brothers - Analyst

 Matt, thanks for those updates on the expected returns at current strips for the Miss and Marble Falls. Can you update on expectations regarding Eagle Ford returns at current unhedged pricing and maybe give some sense -- I think AGP got appropriately so, since it was all pretty much undeveloped, slightly better valuation on the probable reserves there. So maybe if there's any way to highlight the potential range of returns, both at ARP and AGP?

 Ed Cohen - Atlas Resource Partners LP - CEO

 Craig, thanks for the question. The returns for the Eagle Ford, I think one thing that is important to recognize and a real benefit of our acreage position, is that it allows for very extensive efficient lateral lengths for the wells that we are drilling which add, as you know, meaningfully to the economic equation, for wells that we'll drill with current pricing in the Eagle Ford, I think our expectation -- and by the way, another thing to recognize is that this acreage, the likelihood of drilling success here is quite high on this acreage position.

And so our expectation of a 20% style return for the Eagle Ford property right now, based on current commodity prices, is one we think we'll beat. And one of the reasons we think we will be able to do that, we all know that in the industry today growth rates for company's CapEx budgets for next year have been pared back. We're already seeing, in a variety of markets, equipment and people that had been fully occupied in an industry that I would say -- in our industry in the recent past, we've had 100% utilization of drilling equipment and service equipment. We're seeing some of that abate, which is going to result in better pricing.

So I think in the Eagle Ford, if we were to take all of the factors that we'll consider going forward, that 20%-plus return is what we'd likely generate from drilling today and I think that will improve.

Craig Shere - Tuohy Brothers - Analyst

 Great. And I noticed in the quarter that the Miss and Marble Falls total basin level production was marginally down sequentially. Sounded like there were some moving parts in there, including moving towards higher margin, lower volume, oil-heavy wells, electric storms and such. Can you comment on the aggregate production from the basins?

 Ed Cohen - Atlas Resource Partners LP - CEO

 I think in the Marble Falls we were coming off the second quarter where we had done a fair amount of drilling for our Company and we achieved record levels of oil production in the second quarter. So we were coming off a high quarter in the second quarter sequentially.

Also, and you mentioned it, Craig, some of the operating elements that impacted us in the third quarter and their desire, our desire, those that provide midstream services to our Company, their desire, to improve the efficiencies and expand the capacity of the midstream systems impacted our volumes in both Marble Falls and in the Mississippi Lime in the third quarter. So in fact the production in the month of September particular and the month of October would have been higher than we recorded.

Those are volumes -- the volumes that we didn't generate in September and October are volumes that we will ultimately generate, so it's not volume lost, it's volume delayed. And we should see some pickup through the fourth quarter here.

Craig Shere - Tuohy Brothers - Analyst

 Great. And congratulations on surprising everybody with getting the appropriate value out of APL. And we look forward to similar successes with creating value on the AMP side.

 Ed Cohen - Atlas Resource Partners LP - CEO

 We share that expectation and appreciate your goodwill.

Operator

 Wayne Cooperman, Cobalt Capital.

Wayne Cooperman - Cobalt Capital Management, Inc. - Analyst

 Hey, guys, what are the odds that we have a conference call for the fourth-quarter results or is the deal going to close before then?

 Ed Cohen - Atlas Resource Partners LP - CEO

 We'll see.

 Wayne Cooperman - Cobalt Capital Management, Inc. - Analyst

 I was asking when do you think the deal will close?

 Ed Cohen - Atlas Resource Partners LP - CEO

 As I indicated, first quarter 2015 is our expectation.

 Wayne Cooperman - Cobalt Capital Management, Inc. - Analyst

 All right. I guess we'll still have Atlas Energy Group or whatever it's called?

 Ed Cohen - Atlas Resource Partners LP - CEO

 That's our expectation that the new company will be Atlas Energy.

Wayne Cooperman - Cobalt Capital Management, Inc. - Analyst

 Obviously you were talking about the very low valuation that the new company is being afforded in the market, because you can value the cash and you can value the Targa stock you are getting. Other than complaining about it and kind of highlighting the value, is there any actions that you guys can take as a company to benefit from this? Either repurchase shares at a low price or do something that will be tremendously value accretive in the near-term?

 Ed Cohen - Atlas Resource Partners LP - CEO

 Well, of course, under our arrangements with the purchasers, we can't take action out of the ordinary course in any way. So I think that kind of corporate activity will have to await the completion of the transaction.

 Wayne Cooperman - Cobalt Capital Management, Inc. - Analyst

 Couldn't you sell off some of the pieces at that company that were going to get separated anyway or would that not be okay?

 Ed Cohen - Atlas Resource Partners LP - CEO

 ATLS is really a chosen-and-frozen entity for the next few weeks.

 Wayne Cooperman - Cobalt Capital Management, Inc. - Analyst

 Okay. I hope the market doesn't stay mispriced for so long, but if it does I hope you guys have a plan to do something about it.

 Ed Cohen - Atlas Resource Partners LP - CEO

 I'm sure you will be benefiting from it.

Wayne Cooperman - Cobalt Capital Management, Inc. - Analyst

 Thanks. Good luck.

 Ed Cohen - Atlas Resource Partners LP - CEO

 Thank you.

Operator

 (Operator Instructions)

[Lynn Sheen] of [Height].

 Lynn Sheen - Height - Analyst

 My question has been answered. Thank you.

Operator

 I am showing no further questions at this time. I would like to turn the call back over to Mr. Ed Cohen for any closing remarks.

 Ed Cohen - Atlas Resource Partners LP - CEO

 I'm going to abstain from closing remarks until our stock is appropriately priced, at which time -- and this is a promise to the markets -- I will recite my favorite Greek poem. Thank you all.

Operator

 Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program. You may all disconnect. Have a great day, everyone.

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